UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/22/2006

First Data Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 South Quebec Street
Greenwood Village, Colorado 80111
(Address of principal executive offices, including zip code)

(303) 967-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On February 22, 2006, the Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors of First Data Corporation (the "Company") reviewed the expiration date for options to purchase 4,091,248 shares of stock of the Company granted to Henry C. Duques, the Company's Chief Executive Officer, under the Company's 1992 Long-Term Incentive Plan (the "Options"). The Options were granted to Mr. Duques prior to his retirement from the Company in April 2003. Although the original expiration dates of the Options ranged from December 31, 2006 through December 8, 2009, the 1992 Long-Term Incentive Plan required that the Options would expire on the third anniversary of Mr. Duques' retirement, as is the case with respect to all retirees. Because Mr. Duques returned to the Company as an employee, the Company reviewed the terms of the Options. The Compensation Committee determined that due to tax and accounting considerations no change to the April 1, 2006 expiration of the Options was in the best interest of the Company's investors.

        On February 23, 2006, Mr. Duques executed a 10b5-1 trading plan for the sale of shares underlying these options. Mr. Duques has indicated that he intends to sell enough shares to pay for the option exercise price and taxes due on the exercise and retain the remaining shares.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: February 28, 2006	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary